EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-268134, 333-228577 and 333-170727) on Form S-8 of our report dated June 24, 2026, with respect to the financial statements and the supplemental schedules of the Profit Participation Plan of Moody’s Corporation.

/S/ KPMG LLP

New York, New York
June 24, 2026